REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Directors and Shareholders
Maxim Series Fund, Inc.

In planning and performing our audit of the financial statements of Maxim Series Fund, Inc. (the "Fund") (including the Maxim Money Market Portfolio, Maxim Stock Index Portfolio, Maxim U.S. Government Securities Portfolio, Maxim Bond Index Portfolio, Maxim U.S. Government Mortgage Securities Portfolio, Maxim Index 600 Portfolio, Maxim Salomon Brothers High Yield Bond Portfolio (formerly known as Maxim Janus High Yield Bond Portfolio), Maxim Janus Large Cap Growth Portfolio, Maxim MFS(R) International Growth Portfolio, Maxim Federated Bond Portfolio, Maxim Templeton(R) International Equity Portfolio, Maxim S&P 500 Index(R) Portfolio, Maxim Ariel MidCap Value Portfolio, Maxim Value Index Portfolio, Maxim Growth Index Portfolio, Maxim Ariel Small-Cap Value Portfolio, Maxim Loomis Sayles Small-Cap Value Portfolio, Maxim Loomis Sayles Bond Portfolio, Maxim T. Rowe Price Equity/Income Portfolio, Maxim MFS(R) Small-Cap Growth Portfolio, Maxim INVESCO ADR Portfolio, Maxim Short Duration Bond Portfolio, Maxim T. Rowe Price MidCap Growth Portfolio, Maxim Global Bond Portfolio, Aggressive Profile I Portfolio, Moderately Aggressive Profile I Portfolio, Moderate Profile I Portfolio, Moderately Conservative Profile I Portfolio, Conservative Profile I, Aggressive Profile II Portfolio, Moderately Aggressive Profile II Portfolio, Moderate Profile II Portfolio, Moderately Conservative Profile II Portfolio, and Conservative Profile II Portfolio) for the year ended December 31, 2004 (on which we have issued our reports dated February 14, 2005), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management, the Directors and Shareholders of Maxim Series Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


February 14, 2005